UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2009

China New Energy Group Company

 (Exact name of Registrant as specified in its charter)

Delaware	001-32691	65-0972647
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 20/F, Center Plaza, No.188 Jie Fang Road
He Ping District, Tianjin, 300042
People's Republic of China

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-22-5829 9778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)
☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act(17CFR240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under theExchange Act (17CFR240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under theExchange Act (17CFR240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement.

On December 22, 2009, Tianjin SingOcean Public Utilities Development Co., Ltd., a PRC company and our wholly-owned subsidiary (“SingOcean” or the “Seller”), entered into an Asset Purchase Agreement (the “Agreement”), with Harbin Hengsheng Real Estate Development Co., Ltd. (the “Purchaser”).

Pursuant to the Agreement Seller agreed to sell to Purchaser certain assets including, certain land use rights, construction in progress, licenses and operating equipment relating to a gas pipeline located at Acheng District, Harbin City (the “Assets”) for a cash  purchase price of RMB 40,000,000 (approximately $6 million  US Dollars).

The purchase price is payable in three installments.

The first installment of RMB 5,000,000 of the total purchase price is payable within 3 days of the execution of the Agreement.

The second installment of RMB 14,500,000 of the total purchase price is payable within 50 days of the execution of the Agreement.

The third installment of RMB 20,500,000 of the total purchase price is payable within 12 months of the execution of the Agreement.

In addition to the cash purchase price Purchaser is responsible for all the taxes and expenses payable in connection with the transaction including all of Seller’s taxes and expenses incurred or payable in connection with the transaction.

The transfer of the assets shall occur within 10 days of the payment of the second installment.

Within thirty (30) days after the Purchaser pays the second installment, Seller is required to obtain all necessary written consents from the creditors to the assumption by Purchaser of the debts and is required to send notices to the debtors of the accounts receivable and other credits being transferred as part of the Assets.  After the relative credits and debts are transferred to Purchaser, Seller shall no further responsibilities relating to the performance of such credits and debts.

Within twenty (20) days after the Purchaser consummating the second installment, Seller is required to assist Purchaser to process the registration on the change of ownership of Assets.

From and after the date of transfer of the Assets, Seller shall have no further responsibility for any quality defects or expenses relating to the Assets and the Purchaser shall assume all such responsibilities.

The obligations, liabilities, taxes, expenses and risks attached to the Assets which arise prior to the transfer of the Assets shall be borne by the Seller with those occurring after the transfer being borne by Purchaser.

The Agreement also contains representations and warranties by each party customary for transactions of this nature the breach of which gives the non breaching party the right to terminate the contract and sue for damages.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2009

CHINA NEW ENERGY GROUP COMPANY (Registrant)

By:	/s/ Yangkan Chong
Yangkan Chong
Chief Executive Officer